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                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Teltrend Inc. 1996 Stock Option Plan of our report dated August 29, 1996 with respect to the financial statements of Teltrend Inc. (the "Company") included in the Company's Annual Report on Form 10-K for the year ended July 27, 1996, filed with the Securities and Exchange Commission.



Ernst & Young LLP
September 16, 1997
Chicago, Illinois